Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No.1 to the Registration Statement (Form S-8 No. 333-217942) pertaining to the Allegheny Technologies Incorporated 2020 Incentive Plan of our reports dated February 25, 2020, with respect to the consolidated financial statements of Allegheny Technologies Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 11, 2020